- --------------------------------------------------------------------------





                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) December 7, 1994

                       ROCKWELL INTERNATIONAL CORPORATION
             (Exact Name of Registrant as specified in its charter)


         Delaware                   1-1035                 95-1054708
(State or other jurisdiction     (Commission             (IRS Employer
     of incorporation)           File Number)        Identification Number)


2201 Seal Beach Boulevard, Seal Beach, California          90740-8250
      (Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code:  (412) 565-4090
                                                     (Office of the Secretary)


                                 Not Applicable
         (Former name or former address, if changed since last report)





- ---------------------------------------------------------------------------

                             (Page 1 of 5 Pages)

                    INFORMATION TO BE INCLUDED IN THE REPORT


Item 2.  Acquisition or Disposition of Assets.

         On December 7, 1994, ROK Acquisition Corporation ("ROK"), a Delaware corporation and a wholly-owned subsidiary of Rockwell International Corporation ("Rockwell"), accepted for payment all shares of Class A Common Stock, par value $.01 per share ("Class A Shares"), of Reliance Electric Company, a Delaware corporation ("Reliance"), and Class B Common Stock, par value $.01 per share ("Class B Shares"), of Reliance tendered pursuant to, and following the expiration of, ROK's tender offer, as amended (the "Offer"), to purchase all outstanding Class A Shares, Class B Shares and shares of Class C Common Stock, par value $.01 per share ("Class C Shares" and, together with Class A Shares and Class B Shares, "Shares"), of Reliance for a purchase price of $31 per Class A Share and Class B Share and $83.948 per Class C Share, in each case net to the seller in cash. As a result of purchasing all Class A Shares and Class B Shares tendered in the Offer, ROK owns 31,288,359 Class A Shares and 146,304 Class B Shares, representing approximately 62% of Reliance's outstanding common stock on a fully-diluted basis and 88% of Reliance's outstanding voting common stock. Pursuant to the Agreement and Plan of Merger, dated as of November 21, 1994 (the "Merger Agreement"), by and among Reliance, ROK and Rockwell, Rockwell intends to cause ROK to merge with and into Reliance (the "Merger"). After the effective time of the Merger, each outstanding Share (other than Shares then owned by Rockwell, ROK, any subsidiary of Rockwell or ROK, in the treasury of Reliance or by any subsidiary of Reliance and Shares held by stockholders, if any, who shall properly exercise appraisal rights with respect thereto in accordance with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $31 in cash (the "Class A Merger Price") in the case of Class A Shares and Class B Shares, and $83.948 in cash, in the case of Class C Shares. As a result of the Merger, the separate corporate existence of ROK will cease and Reliance will be a direct, wholly-owned subsidiary of Rockwell. Rockwell intends to determine the feasibility of acquiring additional Shares, whether through private purchases or otherwise, to enable it to cause the Merger to become effective without a meeting of stockholders of Reliance pursuant to Section 253 of the Delaware General Corporation Law. In the event that Rockwell determines that acquisitions of such additional Shares are not feasible, Reliance will hold a special meeting of stockholders to consider and vote upon the Merger Agreement, at which Rockwell and ROK would vote all voting Shares held by them in favor of the Merger.

         The amended Offer was made and the Merger will be effected pursuant to the Merger Agreement, which is filed as Exhibit 2a hereto. Pursuant to the Merger Agreement, prior to the Merger becoming effective, each holder of then outstanding options to purchase Class A Shares is to receive in settlement thereof a cash payment from Reliance (or at Rockwell's option, from Rockwell or ROK) in an amount equal to the product of (i) the excess, if any, of the Class A Merger Price over the exercise price per share of the option and (ii) the number of Class A Shares covered by such option.





                              (Page 2 of 5 Pages)

         The aggregate purchase price of the Shares purchased and to be purchased pursuant to the Offer and the Merger and for the settlement of the options to purchase Shares is approximately $1.6 billion. The amount of such purchase price has been determined by adding (i) the product of the number of Class A Shares and Class B Shares outstanding prior to the expiration of the Offer, multiplied by $31, the cash consideration paid or to be paid per Class A Share and Class B Share pursuant to the Offer and the Merger, (ii) the product of the number of Class C Shares outstanding prior to the expiration of the Offer, multiplied by $83.948, the cash consideration to be paid per Class C Share pursuant to the Merger and (iii) the difference between (x) the product of the number of Class A Shares covered by options prior to the expiration of the Offer multiplied by $31, minus (y) the aggregate exercise price of Class A Shares covered by options prior to the expiration of the Offer. The funds for such purchase price were or will be obtained by ROK from Rockwell. Rockwell obtained approximately $975 million of such funds through private placements of Rockwell's commercial paper notes with financial institutions. Rockwell has obtained or will obtain the remainder of such funds from funds available in its cash accounts and/or borrowings under credit agreements that Rockwell entered into on November 9, 1994 (a $1,500,000,000 Five-Year Credit Agreement among Rockwell, the banks listed therein and Morgan Guaranty Trust Company of New York, as Agent, and a $1,000,000,000 364-Day Credit Agreement among Rockwell, the banks listed therein and Morgan Guaranty Trust Company of New York, as Agent) or other borrowings.

Item 7.  Financial Statements, Pro Forma Financial Information and
         Exhibits.

         (a)  Financial statements of businesses acquired.

              The following report and audited financial statements of Reliance and its subsidiaries are attached hereto as Appendix A:

                            (i) Report of Independent Accountants dated February 3, 1994;

                            (ii) Consolidated Statement of Earnings for the years ended December 31, 1993, 1992 and 1991;

                            (iii) Consolidated Balance Sheet as of December 31, 1993 and December 31, 1992;

                            (iv) Consolidated Statement of Cash Flows for the years ended December 31, 1993, 1992 and 1991;

                            (v) Consolidated Statement of Changes in Stockholders' Equity for the years ended December 31, 1993, 1992 and 1991; and

                            (vi)      Notes to Consolidated Financial
                                      Statements.





                              (Page 3 of 5 Pages)

                   The following unaudited financial statements of Reliance and its subsidiaries are attached hereto as Appendix B:

                            (i)       Consolidated Statement of Earnings
                                      (unaudited) for the three months ended
                                      September 30, 1994 and September 30, 1993;

                            (ii)      Consolidated Statement of Earnings
                                      (unaudited) for the nine months ended
                                      September 30, 1994 and September 30, 1993;

                            (iii) Consolidated Balance Sheet (unaudited) as of September 30, 1994 and December 31, 1993;

                            (iv) Consolidated Statement of Cash Flows (unaudited) for the nine months ended September 30, 1994 and September 30, 1993; and

                            (v)       Notes to Consolidated Financial
                                      Statements.

         (b)       Pro forma financial information.

                   The following unaudited pro forma financial information of Rockwell and Reliance is attached hereto as Appendix C:

                            (i)       Introductory Note;

                            (ii)      Unaudited Pro Forma Condensed
                                      Consolidated Balance Sheet as of September
                                      30, 1994;

                            (iii) Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet;

                            (iv) Unaudited Pro Forma Condensed Consolidated Statement of Income for the twelve months ended September 30, 1994; and

                            (v) Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income.

         (c)       Exhibits

                   2a. Agreement and Plan of Merger, dated as of November 21, 1994, by and among Reliance, ROK and Rockwell is incorporated herein by reference to Exhibit (a)(24) to Amendment No. 9 to the Tender Offer Statement on Schedule 14D-1 filed on November 22, 1994 by Rockwell and ROK with respect to the Offer.

                   23. Consent of Price Waterhouse LLP, independent accountants.





                              (Page 4 of 5 Pages)

                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        ROCKWELL INTERNATIONAL CORPORATION
                                                   (Registrant)

                                        By: William J. Calise, Jr.
                                            ----------------------
                                            William J. Calise, Jr.
                                            Senior Vice President,
                                            General Counsel & Secretary



Dated:  December 21, 1994





                              (Page 5 of 5 Pages)

                                                                      Appendix A

REPORT OF INDEPENDENT ACCOUNTANTS

Price Waterhouse

TO THE BOARD OF DIRECTORS AND
STOCKHOLDERS OF RELIANCE ELECTRIC COMPANY

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of earnings, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Reliance Electric Company and its subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1, in 1993 the Company changed its method of accounting for income taxes and postretirement benefits other than pensions.


/s/ Price Waterhouse
Price Waterhouse
Cleveland, Ohio
February 3, 1994

CONSOLIDATED STATEMENT OF EARNINGS

YEARS ENDED DECEMBER 31
(Dollars in millions, except per share amounts)            1993              1992            1991
NET SALES                                               $ 1,608           $ 1,553         $ 1,516
Costs and expenses:
  Cost of sales                                           1,223             1,156           1,110
  Selling, general and administrative                       272               263             251
  Restructure                                                16                 1               1
  Other expense, net                                          5                 2               6
                                                        -----------------------------------------
EARNINGS BEFORE INTEREST AND TAXES                           92               131             148
Interest expense                                             27                45              84
                                                        -----------------------------------------
EARNINGS BEFORE TAXES                                        65                86              64
Provision for income taxes                                   33                39              30
                                                        -----------------------------------------
EARNINGS BEFORE EXTRAORDINARY ITEMS                          32                47              34
Extraordinary items                                          (7)              (22)              -
                                                        -----------------------------------------
NET EARNINGS                                            $    25           $    25         $    34

Net earnings                                            $    25           $    25         $    34
  Less preferred stock dividends and accretion                -                16              19
Net earnings available for common stock                 $    25           $     9         $    15

Net earnings per equivalent share of common
  stock (after preferred stock dividends and
  accretion):
     Earnings before extraordinary items                $   .64           $   .73         $   .44
     Extraordinary items                                   (.14)             (.51)              -
     Net Earnings                                       $   .50           $   .22         $   .44
Weighted average equivalent shares of common
  stock outstanding                                  50,664,080        43,433,306      33,252,251

The accompanying notes are an integral part of these financial statements.


CONSOLIDATED BALANCE SHEET

DECEMBER 31

(Dollars in millions, except per share amounts)                           1993             1992
ASSETS
Cash (including cash equivalents of $14 and $15)                        $   41           $   32
Accounts receivable, net                                                   217              210
Inventories                                                                328              320
Other                                                                       29               17
                                                                        -----------------------
  TOTAL CURRENT ASSETS                                                     615              579
Goodwill, net                                                              209              216
Other intangible assets, net                                                10               11
Property, plant and equipment, net                                         298              287
Deferred income taxes                                                       28               21
Other                                                                       35               37
                                                                        -----------------------
  TOTAL ASSETS                                                          $1,195           $1,151

Liabilities and stockholders' equity
Notes payable and current maturities of long-term debt                  $    -           $    5
Accounts payable                                                            78               72
Income taxes payable                                                        42               28
Other                                                                      144              132
                                                                        -----------------------
  TOTAL CURRENT LIABILITIES                                                264              237
Long-term debt                                                             351              369
Pension and other postretirement benefits                                  169              154
Other                                                                       30               33

Stockholders' equity
  Common stock (convertible, $.01 par value):
     Class A, 32,865,159 (1993) and 32,363,083 (1992) shares issued        339              337
     Class B, 3,179,712 (1993) and 3,419,528 (1992) shares issued            1                1
     Class C, 5,250,000 shares issued                                        4                4
  Retained earnings                                                         37               12
  Minimum pension liability                                                 (3)               -
  Currency translation adjustments                                           3                4
                                                                        -----------------------
  TOTAL STOCKHOLDERS' EQUITY                                               381              358
                                                                        -----------------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $1,195           $1,151

Commitments and contingencies (Note 14)

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

YEARS ENDED DECEMBER 31
                                                              1993      1992      1991
(Dollars in millions, except per share amounts)
CASH PROVIDED FROM OPERATIONS
  Net Earnings                                                $ 25     $  25      $ 34
  Adjustments to reconcile to net cash
     provided from operations:
     Extraordinary items                                         7        22         -
     Restructure                                                16         1         1
     Depreciation and amortization                              61        58        61
     Debenture accretion and fee amortization                    1        16        51
     Provision for deferred income taxes                       (16)      (14)      (13)
  Changes in operating assets and liabilities:
     Accounts receivable                                        (7)      (10)        8
     Inventories                                                (7)        4        26
     Accounts payable                                            6         7        (5)
     Income taxes payable                                        8        10         7
     Advances from customers                                    (1)       (4)      (14)
     Other                                                      (3)       (7)       16
                                                              ------------------------
NET CASH PROVIDED FROM OPERATIONS                               90       108       172
                                                              ------------------------
CASH PROVIDED FROM INVESTING ACTIVITIES
  Capital expenditures                                         (68)      (49)      (35)
  Business acquisitions                                          -         -       (22)
  Other                                                         (1)       (2)        -
                                                              ------------------------
NET CASH PROVIDED FROM INVESTING ACTIVITIES                    (69)      (51)      (57)
                                                              ------------------------
CASH PROVIDED FROM FINANCING ACTIVITIES
  Proceeds from issuance of 6.8% Notes Due April 15, 2003      149         -         -
  Net proceeds/payments from New Credit Facility               122         -         -
  Proceeds from initial public offering                          -       309         -
  Net proceeds/payments from money market lines of credit       70         -         -
  Net proceeds/payments on Term Loan Facility                 (364)      364       (55)
  Proceeds from Revolving Credit Facility                       71        71         -
  Payments on Revolving Credit Facility                        (71)      (71)        -
  Proceeds from accounts receivable facility                     -        50       160
  Payments on accounts receivable facility                       -       (50)     (180)
  Redemption of Senior Subordinated Debentures                   -      (131)        -
  Redemption of Junior Subordinated Debentures                   -       (89)        -
  Redemption of Discount Subordinated Debentures                 -      (386)        -
  Redemption of $1.40 Junior Preferred Stock                     -       (31)       (2)
  Redemption of $1.50 Junior Exchangeable Preferred Stock        -      (101)       (6)
  Payment of refinancing fees                                    -       (15)        -
  Tax benefit from option exercises                             11        13         -
  Payment of preferred dividends                                 -       (17)      (19)
  Sale of treasury stock                                         -         -         7
  Other                                                          -         1        (2)
                                                              ------------------------

NET CASH PROVIDED FROM FINANCING ACTIVITIES                    (12)       (83)      (97)
                                                              -------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             9        (26)       18
CASH AND CASH EQUIVALENTS AT JANUARY 1                          32         58        40
                                                              -------------------------
CASH AND CASH EQUIVALENTS AT DECEMBER 31                      $ 41       $ 32      $ 58

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                                              Common Stock
                                                ---------------------------------------
                           $1.40 Junior                                                       Nonqualified
                          Preferred Stock       Class A         Class B         Class C       Stock Options
                          ---------------       -------         -------         -------       -------------
                          Shares   Amount   Shares   Amount  Shares  Amount  Shares  Amount       Amount
BALANCE AT
JANUARY 1, 1991
                           3,147    $ 31    10,640   $   3   9,631    $ 3     5,250    $ 4         $ 1
Net earnings                 -       -        -        -       -       -        -       -           -
Preferred stock dividends
         and accretion       -       -        -        -       -       -        -       -           -
Shares sold                  -       -        -        -       -       -        -       -           -
Shares repurchased           -       -        -        -       -       -        -       -           -
Shares converted             -       -         (15)    -        15     -        -       -           -
Other direct charges         -       -        -        -       -       -        -       -           -
Currency translation
         adjustments         -       -        -        -       -       -        -       -           -

BALANCE AT
DECEMBER 31, 1991          3,147    $ 31    10,625   $   3   9,646    $ 3     5,250    $ 4         $ 1
Net earnings                 -       -        -        -       -       -        -       -           -
Preferred stock dividends
         and accretion       -       -        -        -       -       -        -       -           -
Shares issued                  3     -      20,656     333     -       -        -       -           (1)
Shares converted             -       -       3,283       2  (3,283)    (2)      -       -           -
Shares retired            (3,150)    (31)   (2,201)     (1) (2,943)    -        -       -           -
Preferred stock
         redemptions         -       -        -        -       -       -        -       -           -
Currency translation
         adjustments         -       -        -        -       -       -        -       -           -

BALANCE AT
DECEMBER 31, 1992            -      $-      32,363   $ 337   3,420    $ 1     5,250    $ 4         $-
Net earnings                 -       -        -        -       -       -        -       -           -
Shares issued                -       -         262       2     -       -        -       -           -
Shares converted             -       -         240     -      (240)    -        -       -           -
Currency translation
         adjustments         -       -        -        -        -      -        -       -           -
Minimum pension liability    -       -        -        -        -      -        -       -           -

CONSOLIDATION STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY, continued
                                              Minimum        Currency
                              Retained        Pension       Translation      Treasury Stock
                              Earnings       Liability      Adjustments         at Cost
                             ----------      ---------      -----------      --------------
BALANCE AT                     Amount          Amount         Amount              Amount
JANUARY 1, 1991
                                $ 64             $ -           $ 15                $(69)
Net earnings                      34               -              -                   -
Preferred stock dividends
         and accretion           (19)              -              -                   -
Shares sold                        -               -              -                   7
Shares repurchased                 -               -              -                  (3)
Shares converted                   -               -              -                   -
Other direct charges              (1)              -              -                   -
Currency translation
         adjustments               -               -             (2)                  -

BALANCE AT
DECEMBER 31, 1991                $78             $ -           $ 13                $(65)
Net earnings                      25               -              -                   -
Preferred stock dividends
         and accretion          (16)               -              -                   -
Shares issued                     -                -              -                   -
Shares converted                  -                -              -                   -
Shares retired                  (61)               -              -                  65
Preferred stock
         redemptions            (14)               -              -                   -
Currency translation
         adjustments              -                -             (9)                  -

BALANCE AT
DECEMBER 31, 1992              $ 12              $ -           $  4                $  -
Net earnings                     25                -              -                   -
Shares issued                    -                 -              -                   -
Shares converted                 -                 -              -                   -
Currency translation
         adjustments             -                 -             (1)                  -
Minimum pension liability        -                (3)             -                   -

BALANCE AT
DECEMBER 31, 1993          -      $  -    32,865    $ 339    3,180    $ 1    5,250    $ 4    $ -     $ 37
$(3)   $ 3     $ -

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidated financial statements include affiliates in which the Company owns in excess of 50% of the common stock. Ownership positions of 20% to 50% are accounted for using the equity method while positions of less than 20% are carried at cost.

All financial information for 1992 and earlier periods has been restated to reflect retroactive adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

The Company acquired certain U.S. assets and a non-U.S. subsidiary of Robbins & Myers, Inc.'s Motion Control Group for $19 million in September 1991.

Cash equivalents, representing investments purchased with a maturity of three months or less, are stated at cost which approximates market value.

Inventories are stated at the lower of cost or market. Cost is determined primarily by the last in, first out method (LIFO).

Deferred income taxes are provided for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. U.S. income and foreign withholding taxes are accrued for undistributed earnings of non-U.S. affiliates where repatriation of such earnings is expected.

Effective January 1, 1993, the Company adopted SFAS 109. The adoption of SFAS 109 changes the Company's method of accounting for income taxes from the deferred method to an asset and liability method. The effects on financial position of adopting SFAS 109 retroactively were the recording of additional goodwill, deferred tax liabilities (principally relating to inventories), and the gross-up of certain assets and liabilities which heretofore had been reflected net of tax; the impact on stockholders' equity was not material.

Goodwill is amortized over 40 years using the straight-line method.

Other intangible assets, such as certain technology and computer software, are amortized using the straight-line method over estimated useful lives ranging from 2 to 17 years.

Property, plant and equipment are recorded at cost. Plant and equipment are depreciated using the straight-line method over useful lives ranging from 3 to 12 years for machinery and equipment, and up to 45 years for buildings. Net gains or losses related to asset dispositions are recognized in earnings in the period in which the dispositions occur.

Postretirement benefits other than pensions, principally health care and life insurance benefits, are provided to eligible retired employees. The Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") for U.S. plans on January 1, 1993. Prior to the adoption of SFAS 106, postretirement benefits had been accounted for on an accrual method, which included amortization of unrecognized actuarial gains and losses. Slight refinements in methodology were required in order to conform to the provisions of SFAS 106. The impact of adopting SFAS 106 is approximately $3 million of transition obligation which is being amortized over 20 years. The Company is reviewing the impact of non-U.S. postretirement benefit plans; SFAS 106 requires that such costs be accrued no later than 1995.

In a related area, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112") in November 1992. SFAS 112 requires accrual accounting for benefits, such as severance, disability, health insurance and training, offered to inactive employees after employment but before retirement. SFAS 112 is effective for years beginning after December 15, 1993. The Company will adopt SFAS 112 in 1994. Preliminary analysis indicates that adoption of SFAS 112 will not have a material effect on the Company's financial position, results of operations or cash flows.

Deferred debt issuance costs are amortized using the effective interest rate method.

Foreign currency translation of substantially all assets and liabilities of non-U.S. affiliates is computed using year-end currency exchange rates. Income and expenses are translated using average exchange rates for the year. Cumulative translation adjustments are presented as a separate component of stockholders' equity. Foreign currency translation adjustments relating to hyperinflationary currencies are included in other income and expense.

Forward contracts for future purchases or sales of foreign currencies are entered into as a hedge against exchange rate changes on firm commitments. Resulting gains and losses are deferred and recognized when the transaction for which the hedge was entered into is finalized. As of December 31, 1993, the Company had commitments to purchase $13 million and to sell $27 million in various non-U.S. currencies. These contracts are entered into with financial institutions and mature throughout 1994. The Company is exposed to credit risk in the event of nonperformance by these financial institutions.

Financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, debt instruments, interest rate swaps and foreign currency contracts. The Company determines the fair values of financial instruments and includes this additional information in the notes to consolidated financial statements when the fair value is different than the book value of those financial instruments. When the fair value is equal to the book value, no additional disclosure is made. The Company received quoted market prices or quotes for instruments with similar terms to calculate these fair values.

Revenues generally are recognized when goods are shipped or services are provided.

Other income and expense includes interest income, amortization of goodwill, equity income and losses, the effects of foreign currency translation and transactions, and other items.

Net earnings per equivalent share of common stock are calculated by dividing net earnings, less preferred stock dividends and accretion, by the weighted average number of shares of common stock outstanding. For the calculation, each share of Class C Common Stock is converted to 2.708 shares of Class A Common Stock in accordance with its conversion feature. Nonqualified stock options are included as common stock equivalents when the effect is dilutive.

2.  CAPITAL AND REFINANCING TRANSACTIONS

During 1992, the Company completed several recapitalization transactions, including the sale of 17,250,000 shares of Class A Common Stock in an initial public offering.

The $309 million net proceeds from the sale, together with borrowings under a Term Loan Facility were used during the remainder of 1992 to redeem the 14.25% Junior Subordinated Debentures, the 11.75% Senior Subordinated Debentures, the 14% Discount Subordinated Debentures, the $1.40 Junior Preferred Stock and the $1.50 Junior Exchangeable Preferred Stock and to pay outstanding borrowings under previous bank financing facilities and fees related to the transactions.

As a result of the subordinated debt redemptions and optional prepayments under the Term Loan Facility, the Company incurred a $22 million extraordinary charge, net of tax benefits of $15 million, in 1992. This charge was generated by redemption premiums paid, accelerated amortization of debt issuance fees, interest, and administrative fees related to the redemption transactions. The Company also incurred charges totalling $14 million to retained earnings, primarily for premiums and accelerated fee amortization related to the redemption of the preferred stock issues.

In April 1993, the Company issued $150 million principal amount ten-year 6.8% notes ("Notes"), after registering $200 million of debt securities under the Securities Act of 1933. Net proceeds of approximately $149 million were applied to reduce the Term Loan Facility balance.

Also in April 1993, the Company entered into the New Credit Facility, borrowed $209 million thereunder and applied these proceeds to the remaining Term Loan and Revolving Credit Facilities' balances. The Term Loan and Revolving Credit Facilities were then terminated. The Company recorded a $7 million extraordinary charge, net of a related tax benefit of $4 million, in the second quarter of 1993 due primarily to the accelerated amortization of issuance fees and interest rate swap costs related to the Term Loan Facility.

The Company also established money market lines of credit totalling $205 million and letter of credit facilities totalling $38 million in 1993.

3.  MISCELLANEOUS FINANCIAL INFORMATION

December 31                                                       1993             1992
(Dollars in millions)
Allowance for doubtful accounts receivable                         $ 9              $ 8
Accumulated amortization of goodwill                                43               37
Accumulated amortization of intangible assets                       20               37

The Company's accounts receivable are spread across a wide variety of industries, minimizing the potential credit risk due to nonpayment. Approximately $19 million of fully amortized intangible assets were written off in 1993.

Years ended December 31                                          1993       1992       1991
(Dollars in millions)
Depreciation                                                     $ 53       $ 50        $49
Amortization of goodwill                                            6          6          6
Amortization of intangibles                                         2          2          6
Amortization of debt issue costs                                    1          3          4

Engineering:
         Research and development expenses                       $ 43       $ 40        $34
         Application engineering                                   69         63         60
Total Engineering                                                $112       $103        $94

4.  INVENTORY
Inventory consists of:
December 31                                                       1993       1992
(Dollars in millions)
Raw materials                                                     $104       $ 85
Work in process                                                     68         78
Finished goods                                                      68         66
    Total (approximates replacement cost)                          240        229
Difference to LIFO                                                  88         91
    Total LIFO value income taxes                                 $328       $320



5.  INCOME TAXES

The current and noncurrent components of deferred taxes are:

December 31                                                       1993       1992
(Dollars in millions)
    Deferred Tax Assets
Postretirement benefits                                           $ 49       $ 45
Inventory capitalization                                            23         21
Pensions                                                            12         10
Self insurance reserves                                              8          8
Vacation reserves                                                    5          5
Group insurance reserves                                             5          5
Restructure reserves                                                 5          -
State tax NOL carryforwards                                          5*         4*
Warranty reserves                                                    4          3
Inventory reserves                                                   4          3
Federal capital loss carryforwards                                   2*         2*
Accounts receivable reserve                                          3          3
State income tax                                                     2          1
Legal reserves                                                       1          2
Other                                                                7          6
    Gross deferred tax assets                                      135        118

Valuation allowance on deferred tax asset                           (7)*       (6)*
    Total deferred tax assets                                      128        112

    Deferred Tax Liabilities
Acquisition inventory valuation adjustments                         45         45
Property, plant and equipment                                       33         35
Unrepatriated non-U.S. earnings                                      4          5
Pension assets                                                       4          3
Favorable financing intangibles                                      2          2
    Total deferred tax liabilities                                  88         90

Net deferred tax assets                                           $ 40       $ 22

* A valuation allowance has been recognized on these deferred tax assets because it has been determined that it is more likely than not that such assets will not be realized. Federal capital loss carryforwards expire in 1994 and the state tax net operating loss carryforwards expire through 2007.

Earnings before taxes consist of:

Years ended December 31                                           1993       1992        1991
(Dollars in millions)
Earnings before taxes:
   U.S.                                                           $ 63       $ 76        $ 34
   Non-U.S.                                                          2         10          30
     Total                                                        $ 65       $ 86        $ 64

Provisions for income taxes include:
Years ended December 31                                           1993       1992        1991
(Dollars in millions)
Current taxes:
   U.S. federal                                                   $ 39       $ 42        $ 27
   State and local                                                   8          6           5
   Non-U.S.                                                          2          5          11
     Total                                                          49         53          43
Deferred taxes:
   U.S.                                                            (16)       (13)        (14)
   Non-U.S.                                                         -          (1)          1
     Total                                                         (16)       (14)        (13)
Total tax provision                                               $ 33       $ 39        $ 30

The 1993 provision for deferred taxes of $16 million differs from the $18 million increase in net deferred tax assets due to the $2 million of additional deferred tax assets associated with the recognition of the minimum liability for pensions, recorded as a component of Stockholders' Equity.
Income taxes differ from amounts computed at the U.S. statutory rate due to:

Years ended December 31                                           1993       1992*       1991*
(Dollars in millions)
Expected tax at statutory rate                                    $ 23       $ 29        $ 22
State and local taxes, net of federal income
   tax benefit                                                       5          4           2
Nondeductible amortization                                           2          2           2
Effect of rate change on deferred tax assets                        (1)         -           -
Other, net                                                           4          4           4
     Total tax provision                                          $ 33       $ 39        $ 30

The U.S. statutory tax rate increased from 34% in 1991 and 1992 to 35% in 1993. Income taxes paid in 1993, 1992, and 1991 totalled $32 million, $27 million and $34 million, respectively.

Retained earnings of non-U.S. affiliates on which U.S. income and foreign withholding taxes have not been provided totalled $32 million at December 31, 1993.

These taxes have not been provided for, as such earnings are not expected to be repatriated. The associated income and withholding taxes are $13 million.

The Company's tax returns are audited in the normal course of business. During 1993, the Internal Revenue Service completed their audit of the Company's tax returns from its formation through 1988 and proposed certain adjustments. Management and independent tax counsel believe most of the proposed adjustments will not be sustained. Management believes that the outcome of all audits of its tax returns will not have a material adverse effect on the Company's financial position or results of operations.


6. PROPERTY, PLANT AND EQUIPMENT
December 31                                                       1993       1992
(Dollars in millions)
Land                                                             $  25      $  25
Buildings                                                          156        151
Machinery and equipment                                            444        394
                                                                   625        570
Accumulated depreciation                                          (327)      (283)
         Total                                                   $ 298      $ 287



 7. OTHER CURRENT LIABILITIES
December 31                                                       1993       1992
(Dollars in millions)
Compensation and employee benefits                                $ 52       $ 52
Advances from customers                                             19         20
Warranties                                                          13         12
Other                                                               60         48
         Total                                                    $144       $132


8. LEASE COMMITMENTS
Commitments due under long-term operating lease agreements are:
(Dollars in millions)
1994                                                                         $ 16
1995                                                                           11
1996                                                                            7
1997                                                                            4
1998                                                                            3
After 1998                                                                      5
         Total                                                               $ 46

Net rent expense totalled $25 million in 1993 and $27 million in both 1992 and 1991.

9. LONG-TERM DEBT
December 31                                                       1993       1992
(Dollars in millions)
6.8% Notes Due April 15, 2003                                     $149       $ --
New Credit Facility                                                222         --
Money market lines of credit                                        70         --
Term Loan Facility                                                  --        364
Other                                                               10         10
         Total long-term debt                                      351        374
Less current maturities                                             --          5
         Total                                                    $351       $369

The Notes are due April 15, 2003 and interest on the Notes is payable on each October 15 and April 15, beginning October 15, 1993. The Notes are not callable and have no sinking fund requirement.

In April 1993, the Company and a bank syndicate entered into a five-year New Credit Facility, whereby the Company may borrow an aggregate of up to $350 million. Upon request of the Company, the New Credit Facility may be extended for additional one-year periods with the consent of all members of the bank syndicate. Annual facility fees are 0.25% of the total available New Credit Facility. The New Credit Facility is subject to variable interest rates based on LIBOR, certificate of deposit or adjusted base rates. The adjusted base rate is defined in the New Credit Facility and is essentially equal to the prime rate. Covenants contained in the New Credit Facility relate to consolidated net worth, interest coverage and leverage.

The Company also established money market lines of credit in 1993. The money market lines of credit are an uncommitted, unsecured form of financing where amounts are borrowed for periods typically ranging from overnight to 60 days, with a maximum possible term of 180 days.

Although the money market lines of credit are short-term in nature, the Company has the ability and intent to maintain all, or substantially all, of the $70 million principal amount through renewals or through the New Credit Facility on a long-term basis. The money market lines of credit and the New Credit Facility are used interchangeably based on the Company's cash requirements and available terms. Accordingly, such amounts have been classified as long-term debt.

The aggregate fair value of long-term debt at December 31, 1993 was $349 million, $2 million less than the carrying value.

The Company maintains interest rate swap agreements to reduce the impact of potential interest rate increases. Present swap agreements have remaining lives of one to four years and cover a notional principal amount of $200 million. Amounts payable or receivable by the Company are recognized over the life of the swap agreements. During 1993, the Company recognized $5 million of interest expense attributable to the swap agreements. At December 31, 1993, the aggregate fair value of the interest rate swaps, all of which are payable, is $4 million.

The Company had $29 million of outstanding letters of credit at December 31, 1993, supported by $39 million of letter of credit facilities.

Including fee amortization and interest expense recognized under the swap agreements, the 1993 effective interest rate on all long-term debt instruments was 6.64%. Cash interest paid totalled $21 million, $39 million and $31 million in 1993, 1992 and 1991, respectively.

Scheduled maturities of long-term debt are:

(Dollars in millions)
1994                                                   $ -
1995                                                     -
1996                                                     -
1997                                                     -
1998                                                    192
After 1998                                              159
         Total                                         $351

10. STOCKHOLDERS' EQUITY

Stockholders' equity includes Classes A, B and C Common Stock and options to purchase Class A Common Stock ("Options"). On February 24, 1992, the Board of Directors approved the retirement of all treasury shares of Class A and B Common Stock and $1.40 Junior Preferred Stock (2,201,000, 2,943,000 and 248,000 shares, respectively), reducing contributed capital and retained earnings. While the retirement had no effect on total stockholders' equity, retained earnings were reduced by $61 million. On April 15, 1992, the stockholders approved a three-for-two split of the Company's Class A, B and C Common Stock and an increase in the number of authorized shares of Class A and B Common Stock to 100,000,000 shares each. Retroactive effect has been given to the common stock split in all share and per share data in these financial statements.

At December 31, 1993, share data (in thousands) were:

                          Authorized     Issued            Outstanding          Par Value
Class A Common            100,000        32,865              32,865                $.01
Class B Common            100,000         3,180               3,180                 .01
Class C Common             12,000         5,250               5,250                 .01
Preferred                  15,000             0                   0                 .10

Each share of Class A Common Stock has one vote. Class B and Class C Common Stock have no voting rights. Class A Common Stock may be converted into Class B Common Stock on a one share to one share basis. Each share of Class B Common Stock may be converted into one share of Class A Common Stock. Each share of Class C Common Stock may be converted to 2.708 shares of Class A Common Stock upon the satisfaction of certain conditions. The weighted average number of common shares outstanding is calculated as follows:

Years ended December 31                                           1993       1992        1991
(Shares in thousands)
Weighted average number of
  common shares                                                  41,194     31,907      20,132
Net shares issuable pursuant to
  conversion of Class C Common
  Stock into Class A Common Stock
  on a one share to 2.708 shares basis                            8,967      8,967       8,967
Weighted average of nonqualified
  stock options                                                     503      2,559       4,153
Weighted average equivalent shares of
  common stock outstanding                                       50,664     43,433      33,252

Pursuant to employee stock purchase plans, members of management have purchased Options for shares of Class A Common Stock in exchange for $.27 of cash or deferred compensation for each Option. The remaining exercise prices range from $.07 to $1.07 for these Options, which expire ten years from the grant date. As of December 31, 1993, the Company has reserved 342,415 shares of Class A Common Stock for these Options. No further Options will be granted under these plans.

A Key Employee Stock Option Plan was adopted effective January 1, 1990. Under this plan, employees may be granted Options through December 31, 1994 to purchase Class A Common Stock. The maximum number of shares for which Options may be granted under this plan is 900,000. As of December 31, 1993, the Company has issued 873,450 Options, net of cancellations, and reserved 894,600 shares of Class A Common Stock for this plan. Options terminate ten years after the date of grant. The exercise price per share equals the share's fair value on the date the Option is granted.

In May 1990 the Company granted 66,750 Options under this plan at an exercise price of $12.56 per Option. During 1993, 3,700 of these Options were exercised and 750 were cancelled, leaving a vested balance of 61,050 at December 31, 1993.

In March 1992 the Company granted 646,050 Options under this plan at a grant price of $17.27 per Option. During 1993, 69,300 of these Options were cancelled and 450 were exercised. As of December 31, 1993, 286,875 of these Options were exercisable, with the remaining 287,325 Options becoming exercisable in September 1994.

In December 1993 the Company granted 232,800 Options under this plan at an exercise price of $17.25. These Options will be exercisable starting in December 1995.

Two outside directors of the Company each received Options in April 1987, under the Company's Common Stock Option Plan for Outside Directors, to purchase 75,000 shares of Class A Common Stock at an exercise price of $0.33 per share, exercisable until April 1997. In 1993, none of these options were exercised. The Company has reserved 75,000 shares of Class A Common Stock for this plan at December 31, 1993.

The Company recorded a $2 million increase in equity in 1993 as a result of the tax benefits relating to employee stock option exercises.

Option activity for the three years ended December 31, 1993 was as follows:

                                           Employee    Key            Outside
                                           Stock       Employee       Director
(Options in thousands)                     Plans       Plan           Plan
Balance at January 1, 1991                  3,960        67           150
  Cancelled                                   (32)       -             -
Balance at December 31, 1991                3,928        67           150
  Cancelled                                    -         (2)           -
  Exercised                                (3,327)       (1)          (75)
  Granted                                      -        646            -
Balance at December 31, 1992                  601       710            75
  Cancelled                                    -        (71)           -
  Exercised                                  (259)       (4)           -
  Granted                                      -        233            -
Balance at December 31, 1993                  342       868            75
Exercisable at December 31, 1993              342       348            75

11.  RETIREMENT AND SAVINGS PLANS
The Company sponsors defined benefit pension plans which provide benefits generally based on years of service and compensation to substantially all U.S. employees of the Company. Annual contributions to U.S. plans equal or exceed the minimum funding requirements of the Employee Retirement Income Security Act. Funds are contributed as necessary to provide for current service and any unfunded projected benefit obligation over a reasonable period. Assets of the plans consist primarily of marketable securities.

A Supplemental Retirement Plan for Key Employees covers elected officers of the Company and individuals named key employees by the Board of Directors. The plan provides pension benefits that are excluded from qualified plans due to compensation deferral, annual compensation limits, and the benefit limit under
Section 415 of the Internal Revenue Code. Upon retirement, benefits from the plan are paid over the life of the participant. Lump sum payments may be made to selected current retirees upon the occurrence of certain events.

Net periodic pension cost was determined using an 8.5% discount rate and includes:

Years ended December 31                            1993       1992        1991
(Dollars in millions)
Benefits earned during the year                    $ 18       $ 15        $ 15
Interest accrued on projected
  benefit obligation                                 18         17          14
Actual return on plan assets                        (19)       (17)        (34)
Net amortization and deferral                         -          -          21
   Net pension cost for the year                   $ 17       $ 15        $ 16

The Company uses the projected unit credit actuarial method for determining pension costs. The actuarial present values of projected benefit obligations are determined using weighted average discount rates of 7.5% at December 31, 1993 and 8.5% at December 31, 1992. The effect of the discount rate change was to increase the pension obligations by approximately $34 million at December 31, 1993. Future compensation levels are assumed to increase 5% annually. The expected long-term rate of return on plan assets is assumed to be 9.5%.

The funded status of defined benefit pension plans and the amounts recognized in the consolidated balance sheet were:

December 31                                               1993                        1992
                                                   Over          Under          Over          Under
                                                  Funded        Funded         Funded         Funded
(Dollars in millions)                             Plans          Plans         Plans          Plans
Plan assets at fair value                         $ 156         $ 104          $ 173          $   57
Actuarial present value:
   Vested benefits                                  119           133            129              57
   Nonvested benefits                                 5            18              7              18
Accumulated benefit obligation                      124           151            136              75
Additional amounts related to
   projected salary increases                        11            22              9              29
Projected benefit obligation                        135           173            145             104
Plan assets in excess of (less
   than) projected benefit obligation                21           (69)            28             (47)
Transition obligation                                (5)            3             (6)              3
Amounts necessary to reconcile
excess pension assets and
liabilities included in the
balance sheet:
   Unrecognized prior service cost                    6            17              8              15
   Adjustment required to recognize minimum
   liability                                          -           (12)             -              (3)
   Unrecognized net (gains) losses                   (8)           14            (16)             (6)
Net pension assets (liabilities)
   included in the balance sheet                    $14          $(47)          $ 14            $(38)

The Company sponsors a Savings and Investment
Plan covering substantially all U.S. nonbargaining unit employees. Company contributions and expenses related to the plan totalled $8 million in 1993, and $7 million in both 1992 and 1991.

12. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company provides postretirement benefits other than pensions, primarily health care and life insurance, for certain eligible U.S. retirees. The estimated present values of these benefits recorded as liabilities were $127 million and $119 million at December 31, 1993 and 1992, respectively. Of these, $9 million and $8 million were classified as current liabilities at December 31, 1993 and 1992, respectively. Postretirement benefits are unfunded.

Net postretirement benefit costs were calculated using an 8.5% discount rate and include:

Years ended December 31                                           1993       1992       1991
(Dollars in millions)
Service Cost                                                       $ 2        $ 3        $ 4
Interest Cost                                                       12         11          9
Net amortization and deferral                                        2          1         (1)
Net periodic postretirement benefit cost                           $16        $15        $12

The reconciliation of the postretirement benefit obligation with the amount recorded on the balance sheet is:

December 31                                                       1993       1992
(Dollars in millions)
Accumulated postretirement benefit obligation:
   Retired participants                                           $112       $ 96
   Fully eligible active plan participants                          17         15
   Other active plan participants                                   43         29
   Accumulated postretirement benefit obligation                   172        140
   Unrecognized actuarial gains and (losses)                       (42)       (21)
   Unrecognized transition obligation                               (3)        --
   Net postretirement benefit liability
       recognized in the balance sheet                            $127       $119

The actuarial present value of the accumulated postretirement benefit obligation was determined using a weighted average discount rate of 7.5% at December 31, 1993 and 8.5% at December 31, 1992. The effect of the discount rate change was to increase the postretirement benefit obligations by approximately $17 million at December 31, 1993. Health care cost inflation is assumed to be 13.75% in 1993, declining gradually to 6.5% in 2007 and thereafter. A 1% increase in the assumed health care cost rates would increase the service and interest cost components by approximately $2 million and increase the accumulated postretirement benefit obligation by approximately $19 million.

13. MANAGEMENT INCENTIVE PROGRAMS

The Company provides an incentive compensation plan based on attaining certain objectives to officers and their key management personnel. Expense under this plan totalled $4 million, $5 million, and $4 million in 1993, 1992 and 1991, respectively.

14. CONTINGENT LIABILITIES

The Company's primary contingent environmental liability relates to governmental and private actions which name Federal Pacific Electric Company ("FPE"), a nonoperating subsidiary of the Company, as a defendant or potentially responsible party. These liabilities include several CERCLA sites, the investigation of possible remediation actions at former FPE facilities and a number of other less significant environmental matters. The gross estimated unpaid liability for these environmental matters at December 31, 1993 is approximately $20 million. As described below, the Company is indemnified for a substantial portion of these environmental claims.

Pursuant to the December 29, 1986 Stock Purchase Agreement ("Agreement") with the Company, Exxon Corporation ("Exxon") agreed to indemnify and hold harmless the Company against substantially all losses, liabilities, claims, obligations, damages (including any governmental penalty or punitive damages) or deficiencies (collectively "Losses") arising out of or resulting from any environmental claim relating to the operations of FPE and certain of its subsidiaries including Cornell-Dubilier Electronics Corporation. No action or claim for damages pursuant to this indemnity may be brought or made by the Company after the expiration of a twenty year period from December 30, 1986, except that such time limitation does not apply to any claims which have been the subject of a written notice from the Company to Exxon prior to the expiration of such period. Pursuant to the Agreement, Exxon is liable for the first $10 million of any such damages incurred by the Company, 95% of the next $100 million and 100% of any such damages in excess of $110 million. While there can be no assurance as to the future compliance with the Agreement, Exxon has been and is indemnifying the Company for these environmental matters. After effect to this indemnification, the gross estimated liability referred to above is reduced to approximately $4 million, the amount which is reflected in the Company's December 31, 1993 balance sheet.

The Company is subject to various legal actions, performances under contracts, pending litigation and proceedings relating to a wide range of matters, several of which claim substantial damages. In the opinion of management, after reviewing the information which is currently available with respect to such matters and consulting with the Company's counsel, any liability which may ultimately be incurred will not materially affect the consolidated financial position, results of operations or cash flows of the Company.

15. RELATED PARTY TRANSACTIONS

Court Square Capital Limited (an affiliate of Citicorp, together with other affiliates "Citicorp") and Prudential Securities Inc. (an affiliate of The Prudential Insurance Company of America, together with other affiliates "Prudential") are related parties to the Company. At December 31, 1993, Citicorp owned all outstanding shares of Class C Common Stock. During 1991 the Company paid $2.5 million for Citicorp's 32% interest in the Company's Mexican affiliates.

Prudential owned 2,466,968 shares of Class B Common Stock at December 31, 1993. Prudential acted as a broker for the Company's March 1992 purchase of approximately $18 million principal amount of its 14% Discount
Subordinated Debentures. The Company also engaged Prudential as one of three managing underwriters involved in the May 1992 initial public offering and engaged Prudential as one of the two managing underwriters involved in the April 1993 offering of the 6.8% Notes due April 15, 2003. Prudential received commissions and fees in connection with these transactions on a basis consistent with standard industry practice.

In 1991, the Company hired Prudential to assist in the investigation of the potential sale or merger of the Company; this investigation was terminated in December 1991. Also during 1991, the Company repurchased 200,000 shares of $1.40 Junior Preferred Stock from Citicorp in a transaction brokered by Prudential.

In 1991, Reliance Electric Limited, a Canadian corporation and a wholly owned subsidiary of the Company, entered into two separate agreements with Citicorp. Pursuant to agency agreements, the Company engaged Citicorp to act as its agent in purchases and sales of approximately $3 million of U.S. Treasury Bonds. The Company took steps to determine that all of the above transactions were handled on a basis no less favorable than could have been obtained from unrelated parties.

16. BUSINESS SEGMENT INFORMATION

The Company is comprised of Industrial and Telecommunications business segments. Industrial segment business units develop, manufacture, market and service motors, electrical drives, mechanical power transmission products, and utility transformers. Telecommunications segment business units develop, manufacture, market and service specialty telecommunications products.

Consolidated net sales and earnings by business segment include sales to unaffiliated customers and inter-segment sales, which are accounted for at prices approximating market. Operating income represents sales less operating expenses, including restructure charges. Operating income excludes general corporate expense, interest and miscellaneous income, interest expense, income taxes and equity earnings of unconsolidated affiliates. Goodwill has been allocated to the segments.

By Geographic Location                                            1993       1992        1991
(Dollars in millions)
Net Sales
         U.S.                                                    $1,478     $1,394      $1,336
         Non-U.S.                                                   170        190         209
         Eliminations                                               (40)       (31)        (29)
                     Total                                       $1,608     $1,553      $1,516
Earnings
         U.S.                                                     $ 109      $ 138       $ 137
         Non-U.S.                                                    (2)         6          26
                     Operating income                               107        144         163
         Corporate expense                                           16         15          16
         Interest expense                                            27         45          84
         Other (income) expense                                      (1)        (2)         (1)
Earnings Before Taxes                                            $   65     $   86      $   64

Identifiable Assets
         U.S.                                                    $1,056     $1,007      $1,005
         Non-U.S.                                                   116        115         138
         Corporate                                                   23         29          33
                     Total                                       $1,195     $1,151      $1,176

By Segment                                                        1993       1992        1991
(Dollars in millions)
Net Sales
         Industrial                                              $1,172     $1,153      $1,153
         Telecommunications                                         439        402         365
         Eliminations                                                (3)        (2)         (2)
                     Total                                       $1,608     $1,553      $1,516
Earnings
         Industrial                                              $   92     $  118      $  150
         Telecommunications                                          15         26          13
         Operating income                                           107        144         163
         Corporate expense                                           16         15          16
         Interest expense                                            27         45          84
         Other (income) expense                                      (1)        (2)         (1)
Earnings Before Taxes                                            $   65     $   86      $   64

Identifiable Assets
         Industrial                                              $  581     $  526      $  553
         Telecommunications                                         591        596         590
         Corporate                                                   23         29          33
                     Total                                       $1,195     $1,151      $1,176

Depreciation and Amortization
         Industrial                                              $   38     $   35      $   38
         Telecommunications                                          23         23          23
         Corporate                                                   --         --          --
                     Total                                       $   61     $   58      $   61

Capital Expenditures
         Industrial                                              $   52     $   39      $   27
         Telecommunications                                          15         10           8
         Corporate                                                    1         --          --
                     Total                                       $   68     $   49      $   35

Research and Development Expense
         Industrial                                              $   22     $   23      $   18
         Telecommunications                                          21         17          16
         Corporate                                                   --         --          --
                     Total                                       $   43     $   40      $   34

17. RESTRUCTURE CHARGES

The Company incurred $16 million of restructure charges in 1993. The Electrical Group of the Industrial segment recorded approximately $11 million of these charges for workforce reductions, consolidation of manufacturing capacity and international structure changes. The Telecommunications segment charges were approximately $5 million, largely for consolidation of redundant manufacturing capacity. The majority of the $16 million provision represents projected cash expenditures. These actions align the Company's manpower, manufacturing capacity and structure with current and expected market conditions, and improve productivity, capacity and administrative efficiency.

                                                                      Appendix B

                           RELIANCE ELECTRIC COMPANY
                 CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
                (Dollars in millions, except per share amounts)
                              (Shares in thousands)
================================================================================

Three Months Ended September 30,                 1994                 1993
- --------------------------------                 ----                 ----
Net Sales
   Industrial.........................           $335                 $287
   Telecommunications.................            115                  116
   Eliminations.......................             (1)                  (1)
                                                 ----                 ----
      Total                                       449                  402

Costs and Expenses:
 Cost of Sales
    Industrial.........................           248                  224
    Telecommunications.................            86                   87
    Eliminations.......................            (1)                  (1)
                                                 ----                 ----
       Total                                      333                  310

 Selling, general and administrative...            71                   67

 Other expense, net....................             1                    1
                                                 ----                 ----

Earnings Before Interest and Taxes.....            44                   24

Interest expense.......................             6                    6
                                                 ----                 ----

Earnings Before Taxes..................            38                   18

Provision for income taxes.............            17                    8
                                                 ----                 ----

Net Earnings ..........................          $ 21                 $ 10
                                                 ====                 ====


Net earnings per equivalent share of
 common stock (Exhibit 1):

Net earnings ..........................          $.41                 $.19
                                                 ====                 ====

 Weighted average equivalent shares of
  common stock outstanding (A)                 50,960               50,732
                                               ======               ======


- --------------------------------

(A) Weighted average equivalent share amounts give effect to the conversion of each share of Class C Common Stock into 2.708 shares of Class A Common Stock, as well as the exercise of nonqualified stock options when the effect of such exercise is dilutive.

The accompanying notes are an integral part of these financial statements.

                           RELIANCE ELECTRIC COMPANY
                 CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
                (Dollars in millions, except per share amounts)
                             (Shares in thousands)
===============================================================================

Nine Months Ended September 30,                  1994                 1993
- -------------------------------                  ----                 ----
Net Sales
   Industrial.........................          $  944               $  876
   Telecommunications.................             338                  330
   Eliminations.......................              (2)                  (3)
                                                ------               ------
      Total                                      1,280                1,203

Costs and Expenses:
 Cost of Sales
    Industrial.........................            704                  670
    Telecommunications.................            249                  249
    Eliminations.......................             (2)                  (3)
                                                ------               ------
       Total                                       951                  916

 Selling, general and administrative...            213                  202

 Restructure...........................             -0-                   4

 Other expense, net....................              4                    3
                                                ------               ------
Earnings Before Interest and Taxes.....            112                   78
Interest expense.......................             18                   20
                                                ------               ------
Earnings Before Taxes..................             94                   58
Provision for income taxes.............             43                   27
                                                ------               ------

Earnings Before Extraordinary Items
 and Cumulative effect of Accounting
 Change................................             51                   31
Extraordinary Items....................             -0-                  (7)
Cumulative effect of accounting change
 (net of income tax effect)............             (2)                  -0-
                                                ------               ------

Net Earnings ..........................         $   49               $   24
                                                ======               ======

Net earnings per equivalent share of
 common stock (Exhibit 1):

Earnings before extraordinary items
 and cumulative effect of accounting
 change................................         $ 1.01               $  .61
Extraordinary items....................             -0-                (.14)
Cumulative effect of accounting change.           (.05)                  -0-
                                                ------               ------
Net earnings ..........................         $  .96               $  .47
                                                ======               ======

 Weighted average equivalent shares of
  common stock outstanding (A)                  50,956               50,698
                                                ======               ======

- ----------

(A) Weighted average equivalent share amounts give effect to the conversion of each share of Class C Common Stock into 2.708 shares of Class A Common Stock, as well as the exercise of nonqualified stock options when the effect of such exercise is dilutive.

The accompanying notes are an integral part of these financial statements.

                                      -2-

                           RELIANCE ELECTRIC COMPANY
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                (Dollars in millions, except per share amounts)
                             (Shares in thousands)
===============================================================================

              Assets                         September 30, 1994    December 31, 1993
                                             ------------------    -----------------
Cash and cash equivalents....................       $   30              $   41
Accounts receivable, net.....................          254                 217
Inventories..................................          353                 328
Other........................................           24                  29
                                                    ------              ------
   Total Current Assets......................          661                 615

Goodwill, net................................          204                 209
Investments and other........................           87                  73

Property, plant and equipment................          667                 625
 Less accumulated depreciation...............         (353)               (327)
                                                    ------              ------
                                                       314                 298
                                                    ------              ------
   Total Assets..............................       $1,266              $1,195
                                                    ======              ======


   Liabilities and Stockholders' Equity

Notes payable and current maturities of
 long-term debt..............................       $   -0-             $   -0-
Accounts payable.............................           72                  78
Other........................................          203                 186
                                                    ------              ------
   Total Current Liabilities.................          275                 264

Long-term debt...............................          332                 351
Other........................................          225                 199

Stockholders' equity
 Common stock (convertible, $.01 par value):
  Class A, 32,962 and 32,865 shares issued at
   September 30, 1994 and December 31, 1993,
   respectively..............................          339                 339
  Class B, 3,161 and 3,180 shares issued at
   September 30, 1994 and December 31, 1993,
   respectively..............................            1                   1
  Class C, 5,250 shares issued...............            4                   4
  Retained earnings..........................           86                  37
  Other stockholders' equity.................            4                  -0-
                                                    ------              ------

   Total Stockholders' Equity................          434                 381
                                                    ------              ------
   Total Liabilities and Stockholders' Equity       $1,266              $1,195
                                                    ======              ======

Commitments and contingencies (Part II., Item 1)

The accompanying notes are an integral part of these financial statements.

                           RELIANCE ELECTRIC COMPANY
                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                             (Dollars in millions)
===============================================================================

Nine Months Ended September 30,                              1994      1993
- -------------------------------                              ----      ----
CASH PROVIDED FROM OPERATIONS
 Net Earnings ..........................................     $ 49      $ 24
 Adjustments to reconcile to net cash
  provided from operations:
   Extraordinary items..................................       -0-        7
   Cumulative effect of accounting change...............        2        -0-
   Depreciation and amortization........................       35        47
   Provision for deferred income taxes..................        4        (9)
   Changes in operating assets and liabilities:
    Accounts receivable.................................      (37)      (22)
    Inventories.........................................      (25)      (12)
    Accounts payable....................................       (6)       (8)
    Income taxes payable................................        8        (1)
    Advances from customers.............................        4         3
   Other................................................       19        13
                                                             ----      ----
Net Cash Provided from Operations.......................       53        42


CASH PROVIDED FROM INVESTING ACTIVITIES
 Capital expenditures...................................      (46)      (46)
 Other..................................................       -0-       -0-
                                                             ----      ----
Net Cash Provided from Investing Activities.............      (46)      (46)


CASH PROVIDED FROM FINANCING ACTIVITIES
 Proceeds from issuance of 6.8% Notes Due
   April 15, 2003 ......................................       -0-      149
 Net proceeds/payments on New Credit Facility...........       18       127
 Net proceeds/payments from money market
   lines of credit .....................................      (37)       69
 Net proceeds/payments on term loan.....................       -0-     (364)
 Proceeds from Revolving Credit Facility................       -0-       71
 Payments on Revolving Credit Facility..................       -0-      (71)
 Tax benefit from option exercises......................       -0-       11
 Other..................................................        1         3
                                                             ----      ----
Net Cash Provided from Financing Activities.............      (18)       (5)
                                                             ----      ----

Net Increase (Decrease) in Cash and Cash
 Equivalents............................................      (11)       (9)
Cash and Cash Equivalents at January 1..................       41        32
                                                             ----      ----
Cash and Cash Equivalents at September 30...............     $ 30      $ 23
                                                             ====      ====

The accompanying notes are an integral part of these financial statements.

                           RELIANCE ELECTRIC COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (All information as of and for the three months
                 ended September 30, 1994 and 1993 is unaudited)
==============================================================================
1.       Basis of Presentation of Financial Statements

         The data as of September 30, 1994 and for the three months and nine months ended September 30, 1994 and 1993 are unaudited and, in the opinion of management, include all adjustments (which are normal and recurring in nature) necessary for a fair presentation of financial position and results of operations. The statements, which do not include all information and footnotes required by generally accepted accounting principles for complete financial statements, should be read in conjunction with the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1993.

2.       Inventories

         Inventories consist of:

                                  September 30, 1994      December 31, 1993
                                  ------------------      -----------------
                                           (Dollars in millions)
         Raw materials............         $100                 $104
         Work in process..........           89                   68
         Finished goods...........           77                   68
                                           ----                 ----
         Total (approximates
          replacement cost).......          266                  240
         Difference to LIFO.......           87                   88
                                           ----                 ----
         LIFO.....................         $353                 $328
                                           ====                 ====



3.       Supplemental Information to the Consolidated Statement of Cash Flows

         Cash interest paid was $13 million for the nine months ended September 30, 1994, which equalled the $13 million cash interest paid for the comparable period of 1993. The Company also paid $32 million and $27 million of income taxes during the nine months ended September 30, 1994 and 1993, respectively. The increase in cash taxes paid is primarily attributable to higher earnings. In addition, 1993 cash taxes paid were lower due to the benefits of credits associated with stock option exercises in late 1992.

4.       Adoption of Accounting Pronouncements

         The Company adopted Statement of Financial Standards No. 112 - "Employers' Accounting for Postemployment Benefits" in the first quarter of 1994. The Company also adopted the provisions set forth in SEC Staff Accounting Bulletin No. 92, "Accounting and Disclosures Related to Loss Contingencies" in the first quarter of 1994. See Form 10-Q for the quarterly period ended March 31, 1994 for a discussion of the impact of adopting these accounting pronouncements.

5.       Other Event

         On August 30, 1994 the Company announced that the boards of directors of Reliance Electric Company and General Signal Corporation had agreed to merge the two companies, subject to the approval of the shareholders of both Reliance Electric and General Signal, and the fulfillment of certain customary conditions including obtaining the approval of appropriate regulatory agencies. Under the terms of the merger agreement, Reliance Class A common stockholders would receive .739 shares of General Signal Corporation stock for each share of Reliance Electric Company Class A stock and an equivalent number of shares for convertible shares.

6.       Subsequent Event

         On October 21, 1994 Rockwell International Corporation commenced an all-cash tender offer for all shares of Reliance Electric Company at a price of $30 per share of Class A common stock and an equivalent price for convertible shares.

                                                                     Appendix C


                       ROCKWELL INTERNATIONAL CORPORATION

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               Introductory Note
                               -----------------

The following unaudited pro forma condensed consolidated financial statements have been prepared by Rockwell's management. These statements reflect Rockwell's acquisition of Reliance and combine the historical consolidated financial statements of Rockwell and Reliance for the periods indicated, using the purchase method of accounting.

The unaudited pro forma condensed consolidated balance sheet reflects adjustments as if the acquisition had occurred on September 30, 1994. The unaudited pro forma condensed consolidated statement of income has been prepared assuming the acquisition of Reliance had occurred at the beginning of Rockwell's fiscal year ended September 30, 1994. These pro forma statements should be read in conjunction with the historical consolidated financial statements and related notes of Rockwell and Reliance. The pro forma financial statements include preliminary estimates and assumptions which Rockwell management believes are reasonable. Pro forma adjustments to the condensed consolidated statement of income reflecting anticipated cost savings and other synergies resulting from the planned integration of Reliance and Rockwell's Automation business are, under most circumstances, not permitted. As a result, the pro forma results are not intended to be a projection of future results and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates presented. Rockwell management believes the acquisition will have a positive earnings impact in the first full year after the acquisition.

The pro forma condensed consolidated financial statements have been prepared using the following facts and assumptions:

         - Rockwell acquires all the common stock of Reliance for a total cash payment of $1,580 million. Rockwell has acquired 62% of the outstanding common stock of Reliance and expects to acquire the remaining shares in January 1995.

         - Simultaneously with the acquisition of Reliance, Rockwell sells the telecommunications business of Reliance to fund a portion of the acquisition price. For purposes of these pro forma statements, it is assumed the sales proceeds will be equal to the net book value of the telecommunications business of $498 million. Rockwell expects the sale of the telecommunications business of Reliance to occur by December 31, 1995 and the actual sales proceeds may be higher or lower than the assumed amount.

         - Rockwell borrows $1,082 million to finance the remaining portion of the $1,580 million acquisition price.

         - In accordance with generally accepted accounting principles, the purchase price of Reliance will be allocated to the assets and liabilities of Reliance based upon their respective fair values. Such allocations will be based upon appraisals, evaluations, estimations and other studies which are still in process. For purposes of the accompanying pro forma statements, the pro forma adjustments made have been reflected on an estimated basis using information currently available. No adjustment has been made to allocate the excess of cost over the net assets of Reliance to property, plant and equipment or intangible assets since such fair values have not yet been determined. Accordingly, the allocation of the purchase price to the acquired assets and assumed liabilities of Reliance is subject to revision as a result of the final determination of fair values.

                       ROCKWELL INTERNATIONAL CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1994

                             (Dollars in Millions)




                                                             Pro Forma
                                                             ---------
                                    As Reported       Business to   Adjustments
                                    -----------       be Sold by    Increase         Pro Forma
                               Rockwell    Reliance   Rockwell(1)   (Decrease)       Combined
                               --------    --------   -----------   -----------      ---------

                                      ASSETS
                                      ------
Cash and cash equivalents        $  628      $   30     $   498(1)      $(498)(1)    $   658
Accounts receivable, net          2,267         254         (59)                       2,462
Inventories                       1,533         353         (85)        $  50(3a)      1,851
Other current assets                500          24         (19)                         505
                                 ------      ------     -------         -----        -------
    Total current assets          4,928         661         335          (448)         5,476

Excess of cost over
net assets acquired                 589         204        (344)        1,193(3e,3g)   1,642
Other assets                      1,961          87         (10)                       2,038
Property, plant and
equipment, net                    2,383         314         (60)                       2,637
                                  -----      ------     -------         -----        -------
    Total assets                 $9,861      $1,266     $   (79)        $ 745        $11,793
                                 ======      ======     =======         =====        =======

                                 LIABILITIES AND SHAREOWNERS' EQUITY
                                 -----------------------------------

Short-term debt                  $  160                                 $ 582(2)     $   742
Accounts payable                    977      $   72     $   (18)           81(3f)      1,112
Other current liabilities         1,883         203         (34)           (5)(3c)     2,047
                                  ------     ------     -------         -----        -------
  Total current liabilities       3,020         275         (52)          658          3,901

Long-term debt                      831         332                       500 (2)      1,663
Other liabilities                 2,654         225         (27)           21 (3b)     2,873
Shareowners' equity               3,356         434                      (434)(3d)     3,356
                                 ------      ------     -------         -----        -------

    Total liabilities and
      shareowners' equity        $9,861      $1,266     $   (79)        $ 745        $11,793
                                 ======      ======     =======         =====        =======


See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

                       ROCKWELL INTERNATIONAL CORPORATION

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET



The adjustments to give pro forma effect to Rockwell's acquisition of Reliance and the estimated purchase price allocation at September 30, 1994 are as follows:

          1) The divestiture of Reliance's telecommunications business at book value, simultaneous with the acquisition of Reliance by Rockwell. The assumed sales proceeds are used to fund a portion of the acquisition price.

          2) Borrowings by Rockwell of $582 million of short-term and $500 million of long-term debt to finance the remaining portion of the purchase price.

          3) The allocation of the aggregate purchase price and the recognition of the excess of aggregate purchase price over the estimated fair value of net assets acquired, is as follows (in millions):

                  a)       Adjust inventories acquired to
                           estimated fair value                           $   50
                  b)       Adjust deferred income taxes                      (21)
                  c)       Adjust liability for postretirement
                           benefits to reflect Rockwell's actuarial
                           assumptions                                         5
                  d)       Eliminate net book value of Reliance
                           prior to pro forma adjustments                    434
                  e)       Eliminate goodwill of the continuing
                           businesses of Reliance                            140
                  f)       Recognition of liability for expenses
                           incurred by Reliance primarily
                           in connection with the abandonment of a
                           prior merger agreement                            (81)
                  g)       Adjust for excess of purchase price
                           over book value of remaining net
                           assets acquired                                 1,053
                                                                          ------
                 Aggregate Purchase Price                                 $1,580
                                                                          ======

                       ROCKWELL INTERNATIONAL CORPORATION

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                     TWELVE MONTHS ENDED SEPTEMBER 30, 1994

                             (Dollars in Millions)



                                                         Pro Forma
                                                         ---------
                                 As Reported       Business to   Adjustments
                                 -----------       be Sold by    Increase       Pro Forma
                            Rockwell  Reliance(6)  Rockwell(1)   (Decrease)      Combined
                            --------  -----------  -----------   ----------     ---------
Sales and other income      $11,205      $1,685     $(447)                       $12,443
Costs and expenses:
  Cost of sales               8,675       1,258      (327)                         9,606

  Selling, general and
    administrative            1,412         284       (83)        $ (4)(3)         1,609
  Other expenses                             17       (15)          30 (2)            32
  Interest                       97          24                     83 (4)           204
                            -------      ------     -----         ----           -------
   Total costs and
    expenses                 10,184       1,583      (425)         109            11,451
                            -------      ------     -----         ----           -------
Income before income
 taxes                        1,021         102       (22)        (109)              992
Provision for income
 taxes                          387          49       (13)         (30)(5)           393
                            -------      ------     -----         ----           -------
Net income                  $   634      $   53     $  (9)        $(79)          $   599
                            =======      ======     =====         ====           =======

Earnings per common share (in dollars) (7):

  Primary                   $  2.87                                              $  2.72
                            =======                                              =======
  Fully diluted             $  2.82                                              $  2.67
                            =======                                              =======


Average common shares outstanding (in millions):

  Primary                    220.5                                                220.5
                             =====                                                =====
  Fully diluted              224.5                                                224.5
                             =====                                                =====



See accompanying notes to unaudited pro forma condensed consolidated statement of income.

                       ROCKWELL INTERNATIONAL CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME



1.       To reflect the divestiture of Reliance's telecommunications business.

2. Amortize over an average period of 35 years the excess of purchase price over the estimated fair value of net assets acquired.

3. Adjust expense for postretirement benefits to reflect Rockwell's actuarial assumptions.

4. Recognize interest expense on borrowings to fund acquisition (at assumed rates of 7.25% on short-term debt and 8.25% on long-term debt).

5. Reduction in the provision for income taxes primarily associated with the additional interest expense.

6. The historical net income of Reliance does not include the cumulative effect of $2 million (net of tax) related to the adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." The historical results of operations do include a $12 million restructuring charge recorded by Reliance in the quarter ended December 31, 1993 of which $5 million related to the telecommunications business.

7. Pro forma primary and fully diluted earnings per share are computed on the same basis as historical amounts.

                                            EXHIBIT INDEX

Exhibit
Number                                  Description                     Page
- -------                                 -----------                     ----

  2a                        --  Agreement and Plan of Merger,
                                dated as of November 21,
                                1994, by and among Reliance, ROK
                                and Rockwell is incorporated herein
                                by reference to Exhibit (a)(24) to
                                Amendment No. 9 to the Tender Offer
                                Statement on Schedule 14D-1 filed
                                on November 22, 1994 by Rockwell and
                                ROK with respect to the Offer.

  23                        --  Consent of Price Waterhouse LLP,
                                independent accountants.